UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

October 30, 2015
Date of Report (Date of earliest event reported):

ACCEL BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27023	45-5151193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

137 National Plaza, Suite 300, National Harbor, Maryland 20745
Address of principal executive offices and zip code

(240) 273-3295
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 30, 2015, Accel Brands, Inc. (the “Company”) entered into a Securities Exchange Agreement (the “Agreement”) with Affinity Beverage Group, Inc., a Nevada corporation (“Affinity”) and Village Tea Distributors, Inc., a Texas corporation (“Village Tea”). Under the terms of the Agreement, the Company shall transfer seventy (70) shares of common stock of Village Tea to Affinity, in exchange for seven hundred fifty (750) shares of Affinity’s newly issued Series C Preferred Stock. Affinity shall also assume from the Company $538,500 worth of obligations of the Company, which shall act a notation to such obligations.

In conjunction with the Agreement, the Company and the holders of the Company’s Series J Preferred Stock entered into an Exchange Agreement (the “Exchange Agreement”). Under the terms of the Exchange Agreement, the holders of the Company’s Series J Preferred Stock agreed to deliver to the Company for retirement and cancellation all the Series J Preferred Stock that they hold in exchange for an equal amount of the Affinity Series C Preferred Stock the Company received under the Agreement.

The foregoing information is a summary of the Agreement and the Exchange Agreement involved in the transaction described above, is not complete, and is qualified in its entirety by reference to the full text of the Agreement and the Exchange Agreement, which are attached as exhibits to this Current Report on Form 8-K. Readers should review the Agreement and the Exchange Agreement for a complete understanding of the terms and conditions of the transaction described above.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 30, 2015, the Company disposed of the Village Tea assets as described in Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Securities Exchange Agreement entered into on October 30, 2015, by and among the Company, Affinity Beverage Group, Inc. and Village Tea Distributors, Inc.

10.2	Exchange Agreement entered into on October 30, 2015, by and among the Company and the holders of the Company’s Series J Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACCELPATH, INC.

Date: November 5, 2015

/s/ Gilbert Steedley

Gilbert Steedley

CEO